SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 6)

                   Under the Securities Exchange Act of 1934*

                             Celebrate Express, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    15100A104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


     Kenneth H. Shubin Stein, MD, CFA              Stephen Roseman, CFA
     Spencer Capital Management, LLC          Thesis Capital Management, LLC
        1995 Broadway, Suite 1801               60 E. 42nd St., Suite 1245
            New York, NY 10023                     The Lincoln Building
         Telephone: (212) 586-4190                  New York, NY 10165
                                                 Telephone: (212) 585-0100

--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:
        Michael A. Schwartz, Esq.                  John Olmstead, Esq.
       Willkie Farr & Gallagher LLP                Faust Oppenheim,LLP
            787 Seventh Avenue                488 Madison Avenue, 17th Floor
         New York, NY 10019-6099                   New York, NY 10022
        Telephone: (212) 728-8000               Telephone: (212) 751-7700
                                 March 26, 2007
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D



--------------------------------                              ------------------
CUSIP No. 15100A104                                           Page 2 of 17 Pages
--------------------------------                              ------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Kenneth H. Shubin Stein, MD, CFA
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                2,208
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    1,200,697
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     2,208
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,200,697
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            1,202,905
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11
            EXCLUDES CERTAIN SHARES*                                      [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            15.3%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



--------------------------------                              ------------------
CUSIP No. 15100A104                                           Page 3 of 17 Pages
--------------------------------                              ------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    1,200,697
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,200,697
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            1,200,697
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11
            EXCLUDES CERTAIN SHARES*                                      [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            15.3%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



--------------------------------                              ------------------
CUSIP No. 15100A104                                           Page 4 of 17 Pages
--------------------------------                              ------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Opportunity Fund, LP
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    718,995
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                718,995
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            718,995
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11
            EXCLUDES CERTAIN SHARES*                                      [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.2%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



--------------------------------                              ------------------
CUSIP No. 15100A104                                           Page 5 of 17 Pages
--------------------------------                              ------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Partners, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    718,995
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                718,995
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            718,995
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11
            EXCLUDES CERTAIN SHARES*                                      [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.2%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



--------------------------------                              ------------------
CUSIP No. 15100A104                                           Page 6 of 17 Pages
--------------------------------                              ------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Offshore Opportunity Fund, Ltd.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    481,702
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                481,702
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            481,702
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11
            EXCLUDES CERTAIN SHARES*                                      [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



--------------------------------                              ------------------
CUSIP No. 15100A104                                           Page 7 of 17 Pages
--------------------------------                              ------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Offshore Partners, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    481,702
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                481,702
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            481,702
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11
            EXCLUDES CERTAIN SHARES*                                      [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



--------------------------------                              ------------------
CUSIP No. 15100A104                                           Page 8 of 17 Pages
--------------------------------                              ------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen Roseman, CFA
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Canada
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                2,208
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    294,699
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     2,208
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                294,699
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            296,907
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11
            EXCLUDES CERTAIN SHARES*                                      [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



--------------------------------                              ------------------
CUSIP No. 15100A104                                           Page 9 of 17 Pages
--------------------------------                              ------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Thesis Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    294,699
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                294,699
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            294,699
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11
            EXCLUDES CERTAIN SHARES*                                      [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IA, OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



--------------------------------                             -------------------
CUSIP No. 15100A104                                          Page 10 of 17 Pages
--------------------------------                             -------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Thesis Capital, LP
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    54,008
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                54,008
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            54,008
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11
            EXCLUDES CERTAIN SHARES*                                      [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



--------------------------------                             -------------------
CUSIP No. 15100A104                                          Page 11 of 17 Pages
--------------------------------                             -------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Thesis Capital Master Fund Limited
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    240,691
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                240,691
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            240,691
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11
            EXCLUDES CERTAIN SHARES*                                      [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

Item 1.   Security and Issuer

     This Amendment No. 6 to Schedule 13D (this "Amendment No. 6") is being filed with respect to the beneficial ownership of common stock, par value $0.001 per share (the "Common Stock"), of Celebrate Express, Inc., a Washington corporation (the "Company"), to amend the Schedule 13D filed on June 22, 2006 (the "Schedule 13D") as amended by Amendment No. 1 thereto filed on June 27, 2006, Amendment No. 2 thereto filed on July 6, 2006, Amendment No. 3 thereto filed on August 2, 2006, Amendment No. 4 thereto filed on August 9, 2006 ("Amendment No. 4") and Amendment No. 5 thereto filed on August 21, 2006 ("Amendment No. 5"). Capitalized terms used but not defined in this Amendment No. 6 shall have the meanings ascribed thereto in the Schedule 13D as amended to the date hereof.

Item 4.   Purpose of Transaction.
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Items 4 and 6 of the Schedule 13D are hereby supplemented by adding thereto the following:

     Because the Spencer Capital Members and the Thesis Capital Members have not acted in concert since August 17, 2006 and do not presently intend to act together with respect to the acquiring, holding, voting or disposing of shares of the Common Stock, on March 26, 2007, the Spencer Capital Members and the Thesis Capital Members agreed that they no longer constitute a "group" for purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Following the filing of this Amendment No. 6, the Thesis Capital Members will cease to be filing persons with respect to the
Schedule 13D. The Spencer Capital Members will continue filing amendments to the
Schedule 13D with respect to their beneficial ownership of Common Stock to the extent required by applicable law.

     The Thesis Capital Members may consider purchasing additional shares of Common Stock, but will have no obligation to file statements under Section 13(d) and 13(g) of the Securities Exchange Act unless and until they become the beneficial owners of more than 5% of the Common Stock outstanding.

Item 5.   Interest in Securities of the Issuer.

Item 5(a), 5(b) and 5(c) are hereby amended and restated by deleting the entirety of the text thereof and replacing it with the following:

     (a) As of the date of this Schedule 13D: (i) Dr. Shubin Stein is the beneficial owner of 1,202,905 shares of Common Stock, 1,200,697 of which are held directly by the Spencer Funds and 2,208 of which underlie options received by Dr. Shubin Stein in his capacity as a director, which constitute in the aggregate 15.3% of the outstanding shares of Common Stock; (ii) SCM is the beneficial owner of 1,200,697 shares of Common Stock, which constitute in the aggregate 15.3% of the outstanding shares of Common Stock; (iii) SCF and SCP are the beneficial owners of 718,995 shares of Common Stock, which constitute in the aggregate 9.2% of the outstanding shares of Common Stock; (iv) SCOF and SCOP are the beneficial owners of 481,702 shares of Common Stock, which constitute in the aggregate 6.1% of the outstanding shares of Common Stock; (v) Mr. Roseman may be deemed to be the beneficial owner of 296,907 shares of Common Stock, 294,699 of which are held directly by the Thesis Funds and 2,208 of which underlie options received by Mr. Roseman in his capacity as a director, which constitute in the aggregate 3.8% of the outstanding shares of Common Stock although he disclaims such beneficial ownership; (vi) TCM is the beneficial owner of 294,699 shares of Common Stock that are held directly by the Thesis Funds, which constitute in the aggregate 3.8% of the outstanding shares of Common Stock; (vii) TC is the beneficial owner of 54,008 shares of Common Stock that it directly owns, which constitute in the aggregate 0.7% of the outstanding shares of Common Stock; and (viii) TCMF is the beneficial owner of 240,691 shares of Common Stock that it directly owns, which constitute in the aggregate 3.1% of the outstanding shares of Common Stock.

     The percentages of the outstanding Common Stock set forth in this Amendment No. 6 were calculated on the basis that 7,848,393 shares of Common Stock were outstanding as of December 31, 2006, as represented by the Company in its Quarterly Report on Form 10-Q filed with the SEC on January 12, 2007.

     (b) Dr. Shubin Stein has sole voting and dispositive power with respect to 2,208 shares of Common Stock which underlie options received by Dr. Shubin Stein in his capacity as a director, and shares voting and dispositive power over the 1,200,697 shares of Common Stock held directly by the Spencer Funds with SCM, SCF, SCP, SCOF and SCOP. SCM shares voting and dispositive power over 1,200,697 shares of Common Stock with Dr. Shubin Stein, SCF, SCP, SCOF and SCOP. SCF and SCP share voting and dispositive power over 718,995 shares of Common Stock with Dr. Shubin Stein, SCM and each other. SCOF and SCOP share voting and dispositive power over 481,702 shares of Common Stock with Dr. Shubin Stein, SCM and each other.

     Mr. Roseman has sole voting and dispositive power with respect to 2,208 shares of Common Stock which underlie options received by Mr. Roseman in his capacity as a director, and shares voting and dispositive power over the 294,699 shares of Common Stock held directly by the Thesis Funds with TCM, TC and TCMF. TCM shares voting and dispositive power over 294,699 shares of Common Stock with Mr. Roseman, TC and TCMF. TC shares voting and dispositive power over 54,008 shares of Common Stock with Mr. Roseman and TCM. TCMF shares voting and dispositive power over 240,691 shares of Common Stock with Mr. Roseman and TCM.

     (c) None of the Spencer Capital Members or the Thesis Capital Members has effected any transactions in the Common Stock in the past 60 days.

     Item 5(e) is hereby amended and restated as follows:

     (e) As a result of the event reported in Item 4, the Thesis Capital Members ceased to be the beneficial owners of more than 5% of the Common Stock on March 26, 2007.

Item 6.   Interest in Securities of the Issuer.

     Pursuant to an agreement between Dr. Shubin Stein and the Spencer Funds, Dr. Shubin Stein holds and votes all options and shares received through options that he receives in his capacity as a director of the Company for the sole benefit of the Funds.

     Pursuant to an arrangement between Mr. Roseman and the Thesis Funds, Mr. Roseman holds and votes all options and shares received through options that he receives in his capacity as a director of the Company for the sole benefit of the Funds.

Item 7.   Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby supplemented by adding thereto the following:

Exhibit 4 Agreement Relating to Celebrate Express Options, dated as of August 17, 2006, between Kenneth H. Shubin Stein, MD, CFA, SCF and SCOF.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  April 2, 2007

                                   SPENCER CAPITAL MANAGEMENT, LLC




                                   By: /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member



                                   SPENCER CAPITAL OPPORTUNITY FUND, LP

                                   By:  Spencer Capital Partners, LLC,
                                        Its General Partner




                                   By: /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member



                                   SPENCER CAPITAL PARTNERS, LLC




                                   By: /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member


               [SIGNATURE PAGE TO AMENDMENT NO. 6 TO SCHEDULE 13D
                    WITH RESPECT TO CELEBRATE EXPRESS, INC.]

                                   SPENCER CAPITAL OFFSHORE
                                   OPPORTUNITY FUND, LTD.

                                   By:  Spencer Capital Offshore Partners, LLC,
                                        Its Management Company




                                   By: /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member



                                   SPENCER CAPITAL OFFSHORE PARTNERS,
                                   LLC




                                   By: /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member






                                   By: /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA



                                   THESIS CAPITAL MANAGEMENT, LLC




                                   By: /s/ Stephen Roseman, CFA
                                      ------------------------------------------
                                      Name:   Stephen Roseman, CFA
                                      Title:  Manager


               [SIGNATURE PAGE TO AMENDMENT NO. 6 TO SCHEDULE 13D
                    WITH RESPECT TO CELEBRATE EXPRESS, INC.]

                                   THESIS CAPITAL, LP

                                   By:  Thesis Capital Advisors, LLC,
                                        Its General Partner




                                   By: /s/ Stephen Roseman, CFA
                                      ------------------------------------------
                                      Name:   Stephen Roseman, CFA
                                      Title:  Manager



                                   THESIS CAPITAL MASTER FUND LIMITED




                                   By: /s/ Stephen Roseman, CFA
                                      ------------------------------------------
                                      Name:   Stephen Roseman, CFA
                                      Title:  Manager






                                   By: /s/ Stephen Roseman, CFA
                                      ------------------------------------------
                                      Name:   Stephen Roseman, CFA


               [SIGNATURE PAGE TO AMENDMENT NO. 6 TO SCHEDULE 13D
                    WITH RESPECT TO CELEBRATE EXPRESS, INC.]